Exhibit 16

Eisner	Eisner LLP Accountants and Advisors

750 Third Avenue New York, NY 10017-2703 Tel 212.949.8700 Fax 212.891.4100 www.eisnerllp.com

April 21, 2008

Securities and Exhange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Clark Holdings Inc.

Gentlemen:

We have read Item 4.01 of Form 8-K/A to be filed on or about April 21, 2008 of Clark Holdings Inc. and are in agreement with the statements contained therein as they relate to Eisner LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Eisner LLP

Eisner LLP

Independent Member of Baker Tilly Internatinoal